Exhibit 5.1

C. Thomas Hopkins

T: +1 310-883-6417

thopkins@cooley.com

June 30, 2021

LegalZoom.com, Inc.

101 North Brand Blvd., 11th Floor

Glendale, California 91203

Ladies and Gentlemen:

We have acted as counsel to LegalZoom.com, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 38,166,435 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (a) 15,667,026 shares of Common Stock issuable pursuant to the Company’s the Amended and Restated 2016 Stock Incentive Plan (the “2016 Plan”), (b) 18,946,871 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), and (c) 3,552,538 shares of the Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the 2016 Plan and the 2021 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Fourth Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately prior to the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.2 and 3.4, respectively, to the Company’s registration statement (No. 333-256803) on Form S-1, (d) the Plans, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 1333 2nd Street, Suite 400, Santa Monica, CA 90401

t: (310) 883 6400 f: (310) 883 6500 cooley.com

LegalZoom.com, Inc. June 30, 2021 Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ C. Thomas Hopkins
C. Thomas Hopkins

Cooley LLP 1333 2nd Street, Suite 400, Santa Monica, CA 90401

t: (310) 883 6400 f: (310) 883 6500 cooley.com